Exhibit 99.2
Press Release
For further information:
Chris Robling
312 658-0463 (o)
708 447-0244 (m)
crobling@jaynethompson.com
Midwest Banc Holdings, Inc. Announces the Death of Director Thomas A. Rosenquist
MELROSE PARK, IL — 09/21/09 — Midwest Banc Holdings, Inc. (the “Company” or “Midwest”) (NASDAQ: MBHI), the holding company of Midwest Bank, announced today with great regret the unexpected death of its Director Thomas A. Rosenquist on Thursday, September 17, 2009 in Maui, Hawaii, his home since 2002, of natural causes. He was 58 years old.
“We are deeply saddened by the completely unexpected loss of Tom,” said Percy L. Berger, Sr., Chairman of the Board of Directors. “Our thoughts and prayers are with his family and many, many friends.”
“Tom’s business and boardroom experience and his knowledge of the Chicago marketplace were tremendous assets to our Company. He has been a supportive and active director, valued customer, shareholder, business colleague and most importantly friend to our board, our company and our shareholders.”
“This is a complete shock,” said Roberto R. Herencia, President and Chief Executive Officer of the Company. “Since arriving in May, I have come to know and respect Tom as a diligent and conscientious director. He will be missed by all.”
“Tom was a unique individual as effective leading in a Board Room as he was at a construction site,” said Jay Fritz, Senior Executive Vice President of the Company. “He would often see opportunity others would dismiss. He was an exceptional motivator and he helped many realize their dreams while always keeping focused on his most important role as father to his two boys. Tom will be missed by many, but never forgotten.”
Thomas A. Rosenquist was named a Director of Midwest Banc Holdings, Inc. and Midwest Bank & Trust Company in July of 2006. He was Chairman of the Corporate Governance & Nominating Committee and the Trust Committee and served on the Asset Liability Management and Compensation Committees. Percy L. Berger, Sr. will serve as Chairman of the Corporate Governance & Nominating Committee. Eugene V. Silveri will serve as Chairman of the Trust Committee.
Mr. Rosenquist was a Director of Royal American Corporation, a suburban Chicago commercial bank, from April 1997 to June 2006. Before that he served as a Director of Gurnee National Bank and American National Bank and Trust Company of Waukegan. A successful real estate developer, Mr. Rosenquist transformed Midlane Country Club in Wadsworth, Illinois into a premiere golf destination. He was Owner, President, and Chief Executive Officer of Lake County Grading Company, a trucking and excavating company, in which capacity he contributed considerable excavation work to the Lake County Forrest Preserves’ Independence Grove, on the Des Plaines River near Libertyville. Arrangements in Hawaii and Illinois are pending.

About Midwest
We are a half century old community bank with $3.6 billion in assets at June 30, 2009. We have two principal operating subsidiaries; Midwest Bank and Trust Company and Midwest Financial and Investment Services, Inc. Midwest Bank has 26 full-service banking centers serving the diverse needs of both urban and suburban Chicagoland businesses and consumers through its Commercial Banking, Wealth Management, Corporate Trust and Retail Banking areas.
#####

2